Exhibit 8.2

THE NOW CORPORATION I

BOARD OF DIRECTORS RESOLUTION

DATED: April 2, 2025

WHEREAS, the Board of Directors (the “Board”) of The Now Corporation I, a Wyoming corporation (the “Company”), deems it to be in the best interest of the Company and its shareholders to take certain corporate actions, including a change of the Company’s corporate name, a reverse split of its issued and outstanding common stock, and an amendment in the number of authorized shares of common stock.

NOW, THEREFORE, BE IT:

Whereas,

The name changed and the moving of the corporate domicile on January 23, 2025 from The Now Corporation to The Now Corporation I. As The Now Corporation I, the authorized shares were increased to 800,000,000,000 on February 21, 2025

RESOLVED, on April 1, 2025, that the name of the Company shall be changed from The Now Corporation I to Green Rain Energy Holdings Inc.

FURTHER RESOLVED, that the Company shall implement a 500 for 1 reverse stock split of its issued and outstanding shares of common stock, such that each five hundred (500) shares of issued and outstanding common stock shall be combined and converted into one (1) share of common stock, with fractional shares to be rounded as required by applicable law or as determined by the Board;

FURTHER RESOLVED, that the Company shall amend its Articles of Incorporation to authorize a total of 9,997,500,000 common shares of stock and 2,500,000 preferred shares of stock totaling 10,000,000,000 (Ten Billion) and the shares of common stock, $0.001 par value per share;

FURTHER RESOLVED, that the proper officers of the Company be, and hereby are, authorized and directed to take any and all actions, including the filing of an amendment to the Articles of Incorporation with the Secretary of State of Nevada, and to execute all documents necessary or appropriate to effectuate the foregoing resolutions and to comply with applicable securities laws and regulations;

FURTHER RESOLVED, that any actions taken by the officers of the Company prior to the adoption of these resolutions which are within the authority conferred hereby are hereby ratified, confirmed, and approved in all respects.

IN WITNESS WHEREOF, the undersigned, being all members of the Board of Directors of the Company, have executed this Resolution as of the date first written above.

/s/ Alfredo Papadakis
ALFREDO PAPADAKIS

PRESIDENT & CEO